Exhibit 99.1
GM to Bolster Liquidity by $15 Billion through 2009
•	Operating and related actions to generate approximately $10 billion in cash improvements
•	More than 20 percent reduction in salaried employment cash costs
•	Dividend on common stock suspended
•	Asset sales and capital market activities to raise $4-7 billion of additional liquidity
DETROIT — General Motors Corp. (NYSE: GM) today announced it is taking further steps to adapt its business to rapidly changing market conditions, marked by the weak U.S. economy, record high fuel prices, shifts in consumer vehicle preferences, and the lowest U.S. industry sales volumes in a decade.
“We are responding aggressively to the challenges of today’s U.S. auto market,” said GM Chairman and CEO, Rick Wagoner. “We will continue to take the steps necessary to align our business structure with the lower vehicle sales volumes and shifts in sales mix. We remain committed to bringing to market great products that target changing consumer preferences for more fuel-efficient vehicles.” Wagoner noted that 11 of GM’s 13 most recent major U.S. product launches, and 18 of its next 19 launches, are cars and crossovers, which are key growth areas.
“Today’s actions, combined with those of the past several years, position us not only to survive this tough period in the U.S., but to come out of it as a lean, strong and successful company,” Wagoner said.
For liquidity planning purposes, GM is using assumptions of U.S. light vehicle industry volumes of 14.0 million units in 2008-2009 which are significantly below trend. Other planning assumptions include lower U.S. share of approximately 21 percent and continued elevated average oil price estimates ranging from $130 to $150 per barrel by 2009. Based on those assumptions, GM is taking actions to further reduce structural cost, and generate cash, with the goal of maximizing liquidity.
At the end of the first quarter 2008, GM had liquidity of $23.9 billion, with access to U.S. credit facilities of an additional $7 billion. While the company has ample liquidity to meet its 2008 funding requirements, it is taking additional measures to bolster liquidity to protect against a prolonged U.S. downturn. The actions include a combination of operating and related actions, as well as asset sales and capital market activities. The cumulative impact on cash through 2009 is projected to be approximately $15 billion.
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Operating and Other Actions
Through a number of internal operating changes and other actions, GM expects to generate approximately $10 billion of cumulative cash improvements by the end of 2009, versus original plans.
•	GM plans further salaried headcount reductions in the U.S. and Canada in the 2008 calendar year, which will be achieved through normal attrition, early retirements, mutual separation programs and other separation tools. In addition, health care coverage for U.S. salaried retirees over 65 will be eliminated, effective January 1, 2009. Affected retirees and surviving spouses will receive a pension increase from GM’s over funded U.S. salaried plan to help offset costs of Medicare and supplemental coverage. And there will be no new base compensation increases for U.S. and Canadian salaried employees for the remainder of 2008 and 2009.

Beyond these moves, which also impact GM executives, additional actions are being taken. There will be no annual discretionary cash bonuses for the company’s executive group in 2008. With the elimination of the annual cash bonus, combined with GM’s long-term incentives which are driven by GM stock price performance to assure alignment with its stockholders, GM’s executive group will have a significant reduction in their cash compensation opportunity for 2008. For the company’s top executive officers, it represents a reduction in their cash compensation opportunity of 75 to 84 percent.

These benefit changes, salaried headcount reductions and other related savings will result in an estimated reduction in cash costs of more than 20 percent, or $1.5 billion in 2009.

•	Additional structural cost reductions of approximately $2.5 billion are expected in GM North America (GMNA). The reductions will be partially achieved through further adjustments in truck capacity and related component, stamping and powertrain capacity in response to lower U.S. industry volume. Truck capacity is expected to be reduced by 300,000 units by the end of 2009, half of which is from acceleration of prior announced actions, and half from new capacity actions.

In addition, GM will reduce and consolidate sales and marketing budgets, with a focus on protecting launch products and brand advertising. Engineering spending in 2008 and 2009 will be held at 2006-2007 levels, substantially lower than original plans. These operating actions, combined with the benefits of the 2007 GM-UAW labor agreement, are targeted to reduce North American structural cost from $33.2 billion in 2007 to approximately $26-27 billion in 2010, a reduction of $6-7 billion.
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•	GM is revising its capital spending plan and reducing approximately $1.5 billion in expenditures versus prior plans. Capital expenditures are now estimated to total $7 billion in 2009 versus prior plans of $8.5 billion (these figures do not include the $1 billion in capital spending planned in both 2008 and 2009 in China, which is self-funded by the GM joint ventures, to support growth in that market). A major part of the reductions is related to the delay of the next generation large pickup and SUV program, as well as V-8 engine development and associated capacity.

Spending for non-product programs will also be significantly reduced, while powertrain spending will be increased to support the development of alternative propulsion and fuel economy technologies and small displacement engines. The revised 2009 capital spending plan is higher than the average capital expenditures in 2005-2007, excluding large pickup and SUV-related related spending. Excluding China, GM expects capital expenditures to run in the $7-7.5 billion range beyond 2009.

•	Aggressive actions are being taken to improve working capital by approximately $2 billion in North America and Europe, primarily related to the reduction of raw material, work-in-progress and finished goods inventory levels as well as lean inventory practices at parts warehouses.

•	GM will defer approximately $1.7 billion of payments that had been scheduled to be made to a temporary asset account over the balance of 2008 and 2009 for the establishment of the new UAW VEBA.

•	The GM Board of Directors has decided to suspend future dividends on common stock, effective immediately, which is expected to improve liquidity by approximately $800 million through 2009.
Asset Sales and Financing Activities
In addition to the operating changes and other actions, GM expects to raise additional liquidity of $4-7 billion through asset sales and financing activities.
•	GM is undertaking a broad global assessment of its assets for possible sale or monetization, which is expected to generate approximately $2-4 billion of additional liquidity. The company believes there is significant liquidity potential from asset sales, without impacting the strategic direction of the company. Outside advisors are currently engaged in evaluating alternatives. A strategic analysis of the Hummer brand is underway, and GM is continuing to focus on profit improvement initiatives across all remaining GM brands.

•	GM will continue to opportunistically access global markets to raise additional liquidity. The company is initially targeting at least $2-3 billion of financing. The company has gross unencumbered assets of over $20 billion, which could support a significant secured debt offering, or multiple offerings, that would far exceed the initial target. Examples of such assets include stock of foreign subsidiaries, brands, stake in GMAC, and real estate.
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Actions outlined today comprehend the anticipated impact of second quarter results, which the company plans to announce in the near future. GM anticipates it will report a significant second quarter loss, driven in part by the previously disclosed negative impact of the American Axle and local union strikes in North America, as well as the continued weakness in the U.S. auto market and adverse vehicle segment mix.
In addition, the company expects to record significant charges or expenses related to its previously announced hourly attrition program in the U.S., the recently announced North American truck capacity actions, valuation of GMAC stock, lease assets, Delphi recoveries, the American Axle settlement, the Canadian labor contract, and others.
GM is highly confident that the initiatives announced today, in conjunction with the current cash position and its $4-5 billion of committed U.S. credit lines, will provide the company with ample liquidity to meet its operational needs through 2009.
“The actions announced today are difficult decisions, but necessary to respond to the current auto market conditions,” said Wagoner. “Even under conservative planning scenarios, GM is well-positioned to withstand the U.S. market downturn and emerge a stronger company. We have a solid position in the rapidly growing emerging markets, a global operating framework that allows us to respond to changes in the U.S. market, a commitment to technology leadership, and an ever stronger and competitive product line-up.”
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Contacts:
Reneé Rashid-Merem
313-665-3128 (office)
586-899-0971 (cell)
renee.rashid-merem@gm.com
Randy Arickx
313-667-0006 (office)
313-268-7070 (cell)
randy.c.arickx@gm.com

Forward Looking Statements
In these and following presentations and in related comments by General Motors management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “objective,” “plan,” “goal,” “project,” “outlook,” “targets,” and similar expressions to identify forward looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors.
Among other items, such factors include: our ability to realize production efficiencies, to reduce costs and implement capital expenditures at levels and times planned by management; market acceptance of our products; shortages of and price increases for fuel; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; the final results of investigations and inquiries by the SEC; court approval of the settlement agreement with the UAW and UAW retirees related to the 2007 national agreement; negotiations and bankruptcy court actions with respect to obligations owed to us by Delphi Corporation, a key supplier; possible downgrades for GMAC or ResCap by rating agencies; developments in the residential mortgage market, especially the nonprime sector; and changes in general economic conditions such as price increases or shortages of fuel, steel, or other raw materials.
GM’s most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these factors, which we may revise or supplement in future reports to the SEC on Form 10-Q or 8-K.

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